EXHIBIT 99

FOR IMMEDIATE RELEASE:

                                                                                                                                                                                          NEWS
December 19, 2000                                                                                                                                                                                Nasdaq National Market/AVRT
                                                                                                                                                                                                                      http://www.avert.com

AVERT, INC. ANNOUNCES AGREEMENT TO ACQUIRE
ADVANTAGE ASSESSMENT, INC.
Acquisition Strengthens Avert’s Product Line by Adding Job Fit Assessments

FORT COLLINS, Colorado – Avert, Inc. (Nasdaq National Market/AVRT), a leader in employment screening and selection services, today announced a strategic expansion in its hiring solutions with an agreement to acquire Advantage Assessment, Inc., a developer of employee assessment and candidate tracking technology.

The acquisition, along with Avert’s recently announced drug testing venture, strengthens Avert’s employment screening product line and supports the company’s long-term expansion strategies within the human capital market.

The terms of the deal were not disclosed. Avert CEO Dean Suposs said the acquisition of Advantage Assessment would include cash and stock, and should be completed in January, 2001.

According to Suposs, Advantage Assessment will become a division of Avert, giving the Fort Collins-based company a Southeastern presence. Advantage Assessment will continue to focus on development of enhanced assessment technology. Avert will take a lead role in the company’s sales efforts.

“We expect the synergies of the two companies’ product lines to have a positive and rapid impact on profitability,” Suposs said. “Instant, online job fit assessments allow our company to extend the power of large business hiring solutions to small- and mid-sized businesses.”

Advantage Assessment, www.AdvantageIS.com, launched its online personality and cognitive assessments in August, 1998, and added online job applications and candidate tracking features in 1999.

“Becoming a part of Avert gives us the opportunity to focus on our core strengths in developing innovative assessment products, while driving earnings through Avert’s proven sales force,” said Chris Smith, founder and CEO of Advantage Assessment. Smith, who brings more than 20 years of technology entrepreneurship to the Avert executive management team, will help to direct Avert’s advances in the dynamic e-commerce environment.

Avert delivered online over a million pre-employment background searches in the past year through its OrderXpert environment. Advantage Assessment has provided employees with more than 36,000 job fit analyses, as well as the technology to collect and track applicant data in its Members Only system. The two companies’ integrated delivery systems permit cost-effective hiring solutions for the growing number of companies that recruit online.

“Job fit assessments offer a low-cost front-end screen for any employer hiring for any job,” Suposs explained. “An employer can find out in a matter of minutes whether a candidate is well-suited to the demands of the job, and decide at that point whether to proceed with the more expensive parts of the hiring process – background checks, and, finally, the interview.”

The company’s new integrated service options use multiple screening tools to identify candidates who are safe, honest and competent, as well as the best long-term job fit.

About Avert, Inc.

Avert, Inc., www.avert.com, is an Internet-based information network company providing employment background checks and human resource services via remote access to over 12,000 diverse clients nationwide. Combining innovative Internet technology and more than a decade of experience, Avert offers clients fast turnaround, current data and competitive pricing on products including criminal court records, driving records, reference checks, credit reports and much more. The company is headquartered in Fort Collins, Colo.

About Advantage Assessment, Inc.

Advantage Assessment, Inc. was launched in August 1998 to introduce human resources applied technology via the Internet. The company's online HR applications are designed for recruiting job applicants, assessing candidates for job fit and tracking applicant data.

This press release may contain forward-looking statements that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Factors that may cause the company’s actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, the following: risks associated with potential liability for failure to comply with federal and state regulations; liability to customers and/or to the subjects of background checks for inaccurate or misuse of information; loss of key personnel; and intense competition, as well as general economic business conditions, changes in laws or regulations and other factors, many of which are beyond the control of the company.

CONTACT: Katherine Link, Avert, Inc., 800-367-5933 ext. 217 or link@avert.com
Chris Bailey, Advantage Assessment, Inc., 800-428-9977 or cbailey@advantageis.com

##